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Tom Coughlin to Retire

As Wal-Mart Vice Chairman

Coughlin’s responsibilities will be assumed

by Wal-Mart senior management team

BENTONVILLE, Ark., December 6, 2004 — Thomas M. Coughlin, vice chairman of Wal-Mart Stores, Inc., has announced he will retire from the company effective Monday, January 24, 2005, after a career with the company that spanned more than 25 years.

Coughlin began his Wal-Mart career in 1978 in the company’s security division, and was named vice chairman of Wal-Mart and elected to the Wal-Mart Board of Directors in April of 2003. Coughlin will serve out his remaining term on the Wal-Mart board through the company’s annual shareholder meeting on Friday, June 3, 2005.

Coughlin’s current responsibilities include the Wal-Mart stores, SAM’S CLUB and Walmart.com businesses in the U.S., and the following company divisions: Logistics, Real Estate, Store Planning, Global Procurement, Compliance, and the company’s Diversity Office. Wal-Mart’s senior management team will assume Coughlin’s responsibilities upon his retirement.

“Tom Coughlin has achieved one of the most successful business careers that anyone could imagine, and he is a great example of what a person can accomplish in the retail field today,” said Lee Scott, president and CEO of Wal-Mart Stores, Inc. “I have seen first-hand the significant difference that Tom has made at Wal-Mart. This is a day for anyone connected to our company to reflect on the kind of leader Tom Coughlin is, and to celebrate the difference he has made at Wal-Mart.”

Scott added, “Tom has worked in so many different areas of retail that he understands the business, and has developed a talent for breaking challenging retail issues into simple solutions. I learned from Tom during our years together and am grateful to him for that.”

Added Rob Walton, chairman of Wal-Mart Stores, Inc., “I know that my father Sam Walton would be proud of Tom’s career at Wal-Mart and the role he has played in the growth and development of the company. Tom is a talented leader, and I particularly respect the special relationship that he has built with our associates in the field. This says a lot about how well Tom Coughlin represents the Wal-Mart culture.”

Said Coughlin, “It is tough to leave Wal-Mart, but the fact is we’ve got the people in place who are ready to step up and perform at the highest level. As the management team continues to develop, I’m confident they will be better than I ever thought about being. Speaking personally and for the business, it is simply the right time for me to move on.”

Coughlin added, “At the same time, there are not adequate words to describe how privileged I feel to have had the opportunity to work with millions of Wal-Mart and SAM’S CLUB associates around the world. I also treasure the time I’ve had with our customers and suppliers. During my time at Wal-Mart, I have been able to develop so many friendships with special people that I will carry with me for the rest of my life.”

Upon Coughlin’s retirement, his responsibilities will be assumed by the following leaders:

•	The Wal-Mart Stores division in the U.S. will continue to report to Mike Duke, 54, president and CEO of Wal-Mart Stores, USA. In addition, Duke will assume responsibility for the company’s Logistics division and the Wal-Mart Stores Finance and Compliance office. Duke will now report directly to Lee Scott, 55.

•	The SAM’S CLUB division in the U.S. will now report directly to Scott. Kevin Turner, 39, is president and CEO of SAM’S CLUB.

•	The company’s Global Procurement division, which coordinates Wal-Mart’s direct buying programs in the U.S. and overseas, will now report to John Menzer, 53, president and CEO of Wal-Mart’s international business. Menzer reports to Scott.

•	The company’s Real Estate and Store Planning division will now report to Tom Hyde, 55, executive vice president of Legal and Corporate Affairs. Hyde reports to Scott.

•	The company’s Walmart.com division will now report to Tom Schoewe, 52, executive vice president of Finance and Chief Financial Officer for Wal-Mart Stores, Inc. Schoewe reports to Scott.

•	Wal-Mart’s newly established Diversity Office will report to Lawrence Jackson, 51, who was hired recently as executive vice president of the company’s People division. Jackson reports to Scott.

Coughlin joined Wal-Mart in 1978. Prior to being named Vice Chairman of Wal-Mart in 2003, Coughlin served in the following key positions with the company:

•	Vice President of Loss Prevention (Security)

•	Vice President of People

•	Executive Vice President of SAM’S CLUB Operations

•	Executive Vice President of Specialty Groups

•	Executive Vice President of Wal-Mart Store Operations

•	President and CEO of Wal-Mart Stores, Supercenters and SAM’S CLUB (U.S.A.)

Coughlin also has been personally involved in a number of business and charitable organizations, including the Cleveland Clinic where he serves on the Foundation Board of Trustees; the M.D. Anderson Cancer Center in Houston where he serves on a business advisory board; and Students in Free Enterprise (SIFE), a free enterprise educational program which reaches college students around the world. Coughlin is a native of Cleveland and he earned a political science degree from California State University in Hayward, CA.

Wal-Mart Stores, Inc., operates Wal-Mart Stores, Supercenters, Neighborhood Markets and SAM’S CLUBS in the United States. Internationally, the company operates in Puerto Rico, Canada, China, Mexico, Brazil, Germany, United Kingdom, Argentina and South Korea. The company’s securities are listed on the New York and Pacific stock exchanges under the symbol WMT. Last year, Wal-Mart Stores, Inc., contributed more than $150 million to support communities and local non-profit organizations. Customers and associates raised an additional $70 million at stores and clubs.

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